Exhibit 10.1

SECOND AMENDMENT TO second AMENDED
AND RESTATED lOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of August 8, 2013, and is entered into by and among SPORT CHALET, INC., a Delaware corporation (“Borrower”), SPORT CHALET VALUE SERVICES, LLC, a Virginia limited liability company (“SCVS”), SPORT CHALET TEAM SALES, INC., a California corporation (“SCTS”, and together with Borrower and SCVS, the “Obligated Parties”, and each individually, an “Obligated Party”), the financial institutions that are now or that hereafter become a party to the Loan Agreement (as defined below) (collectively, the “Lenders”, and each individually a “Lender”) and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

RECITALS

WHEREAS, the Lenders, Agent, and the Obligated Parties have entered into that certain Second Amended and Restated Loan and Security Agreement (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”), dated as of October 18, 2010; and

WHEREAS, the Obligated Parties, the Lenders and Agent have agreed to extend the Revolver Termination Date (as defined in the Loan Agreement) to August 8, 2018 and amend the Loan Agreement in certain other respects on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the meanings given thereto in the Loan Agreement, as amended hereby.

ARTICLE II

AMENDMENTS

Section 2.1     The following new definitions are hereby added to Section 1.1 of the Loan Agreement to read in their entirety in proper alphabetical order as follows:

“Average Gross Utilization: means the average daily balance of Revolver Loans and the aggregate of undrawn amounts of Letters of Credit during any calendar quarter.”

“Eligible Lift Ticket Inventory: means ski lift ticket inventory held by Borrower from December 1 of each year through March 31 of each year to the extent such inventory is subject to a guaranteed buy-back of such tickets.”

“Eligible Rental Equipment Inventory: means and includes Inventory owned by Borrower and held for lease or rent in the Ordinary Course of Business that (a) would be Eligible Inventory if such Inventory was not held for lease or rent and (b) Agent, in its discretion, reasonably exercised, deems to be Eligible Rental Equipment Inventory.”

“Rental Inventory Formula Amount: means the lesser of (a) $2,500,000 and (b) 85% (subject to adjustment as set forth below) of the NOLV Percentage of Eligible Rental Equipment Inventory. The advance rate set forth in clause (b) shall be reduced by 10% at the end of each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2013, which change shall be effective on the first day of the calendar month following the end of such Fiscal Quarter, until Agent receives the next Inventory appraisal in form and substance satisfactory to Agent. Upon receipt of each Inventory appraisal, in form and substance satisfactory to Agent, the advance rate set forth in clause (b) shall be reset at 85% to be reduced as set forth above until Agent receives a subsequent Inventory appraisal.”

“Second Amendment Date: means August 8, 2013.”

Section 2.2     The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Gross Utilization for the last calendar quarter.

Level	Average Gross Utilization for the preceding calendar quarter	Base Rate Loans	LIBOR Rate Loans
I	Less than $40,000,000	1.25%	2.25%
II	Greater than or equal to $40,000,000 but less $60,000,000	1.50%	2.50%
III	Greater than or equal to $60,000,000	1.75%	2.75%

For the period beginning on the Second Amendment Date until September 30, 2013, the margins shall be determined pursuant to Level II. Thereafter, the margins shall be subject to increase or decrease at the end of each calendar quarter beginning with the calendar quarter ending September 30, 2013, which change shall be effective on the first day of the calendar month following the end of such calendar quarter.

If, for any reason it is determined that a lower Applicable Margin should have applied to a period than was actually applied, then the Lenders shall credit against interest and fees accruing thereafter an amount equal to the difference between the amount of interest and fees that were accrued using the incorrect margin and the amount of interest and fees that should have been accrued using the proper margin. In no event shall Lenders be obligated to otherwise disgorge any amounts previously paid by Borrower or charged to the Loan Account.

If, for any reason it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower shall immediately pay to Agent for the account of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All such amounts payable by Borrower shall be due on demand.”

“Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of the Inventory Formula Amount plus 90% of the Value of Eligible Credit Card Receivables plus 75% of the Value of Eligible Team Sales Receivables plus 65% of the Value of Eligible Team Sales Inventory plus the Rental Inventory Formula Amount, minus the Availability Reserve.”

“Covenant Trigger Period: the period (a) commencing on any day that a Default or an Event of Default occurs or Availability is equal to or less than the greater of (i) $5,000,000 and (ii) ten percent (10%) of the lesser of (x) the Revolving Commitments and (y) the Borrowing Base for any one (1) Business Day (or, in the case of a manifest error caused solely by a third party credit card processor, for up to three (3) consecutive Business Days); and continuing until, during the preceding thirty (30) consecutive days, measured each Business Day, no Default or Event of Default has existed and Availability has been greater than the higher of (i) $5,000,000 and (ii) ten percent (10%) of the lesser of the (x) Revolving Commitments and (y) the Borrowing Base.”

“Eligible Inventory: Inventory owned by Borrower that Agent, in its discretion, reasonably exercised, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods (other than magazines or books, but including Eligible Lift Ticket Inventory), and is not raw materials, a work-in-process, packaging or shipping materials, labels, samples, display items, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, shopworn or otherwise unfit for sale; (d) is not slow-moving, defective, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law, and has not been produced in violation of the FLSA (as it may be reasonably determined by Agent) if such violation could reasonably be expected to result in any prohibition in the sale of such Inventory by Borrower or Agent; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States or Canada, is not in transit except between locations of Borrower, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person (other than an Obligated Party), unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established, provided that in the case of leased locations, a Lien Waiver or an appropriate Rent and Charges Reserve will only be required for (i) the location in Van Nuys, California and (ii) leased locations if, and only if, the lessor has, by law, a statutory landlord’s lien on any property of Borrower located at such premises; (l) it is not held for rent or lease in the Ordinary Course of Business of Borrower; and (m) is reflected in the details of a current perpetual inventory report.”

“Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrower and its Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA to (b) Fixed Charges.”

“Fixed Charges: the sum of (a) interest expense (other than payment-in-kind), (b) scheduled principal payments made on Borrowed Money, (c) Capital Expenditures (except those Capital Expenditures (i) financed with Borrowed Money permitted hereunder other than Revolver Loans or (ii) reimbursed by landlords in cash), (d) cash income taxes paid, and (e) Distributions made.”

“Inspection Covenant Trigger Period: the period commencing (a) on any day that the Availability is equal to or less than ten percent (10%) of the lesser of the Borrowing Base or the aggregate amount of Revolver Commitments for any two (2) consecutive Business Days and (b) will continue unless and until, during an preceding thirty (30) consecutive days, measured each Business Day, no Event of Default has existed and Availability is greater than ten percent (10%) of the Borrowing Base.”

“NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage of the Value of Eligible Inventory or the Value of Eligible Rental Equipment Inventory, as applicable, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower’s Inventory performed by an appraiser and on terms satisfactory to Agent.”

“Revolver Termination Date: August 8, 2018.”

“Value: (a) for Inventory other than Eligible Rental Equipment Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and their Affiliates; (b) for Eligible Rental Equipment Inventory, its value determined on the basis of cost, excluding any portion of cost attributable to intercompany profit among Borrower and their Affiliates; and (c) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.”

Section 2.3     The definition of “Seasonal Revolver Limit” as set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

Section 2.4     Section 2.1.5 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“2.1.5     Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrower on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than an amount equal to 10% of the aggregate amount of Revolver Commitments, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower or any other Obligated Party be deemed a beneficiary of this Section 2.1.5 nor authorized to enforce any of its terms.”

Section 2.5     Section 2.1.6 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“2.1.6     Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount equal to 10% of the Commitments, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to any Obligated Party under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.”

Section 2.6     Section 3.2.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“3.2.1     Unused Line Fee. Borrower shall pay to Agent a fee equal to 0.25% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.”

Section 2.7     Section 3.2.4 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“3.2.4     Intentionally Omitted.”

Section 2.8     Section 5.3.3 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“5.3.3     Intentionally Omitted.”

Section 2.9     Section 10.3.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“10.3.1     Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for each period of four Fiscal Quarters ending during or immediately before any Covenant Trigger Period.

Section 2.10     Clause (iii) of Section 14.1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(iii)     without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and”

Section 2.11     Schedule 1.1 (Commitments of Lenders) to the Loan Agreement is hereby amended and restated to read in its entirety as set forth on Annex 1 attached hereto and incorporated herein by this reference.

ARTICLE III

ACKNOWLEDGEMENT

Section 3.1     Acknowledgements by Obligated Parties. As a material inducement to Agent and the Lenders to enter into this Amendment, each of the Obligated Parties hereby acknowledges, confirms, represents, warrants, and agrees that:

(a)     Recitals True. Each of the Recitals set forth above is true and correct.

(b)     Acknowledgment of Liens and Obligations. Borrower is indebted to Agent and the Lenders pursuant to the Loan Agreement and all of the Obligations are owing by Borrower to Agent and the Lenders without offset, defense, or counterclaim of any kind, nature, or description whatsoever) and Agent has and will continue to have valid, enforceable, and perfected first-priority liens upon, and security interests in, all of the Collateral as security for the Obligations. No Obligated Party will contest any of the foregoing.

(c)     Binding Effect of Documents. (i) Each Loan Document to which any Obligated Party is a party has been duly executed and delivered to Agent and the Lenders by such Obligated Party, and each such Loan Document is and will remain in full force and effect as of the date of this Amendment (and after giving effect hereto); (ii) the agreements and obligations of the Obligated Parties contained in the Loan Documents and in this Amendment constitute the legal, valid, and binding obligations of such Obligated Parties, enforceable against such Obligated Parties in accordance with their respective terms; and no Obligated Party has any valid defense to the enforcement of the Obligations; and (iii) Agent and the Lenders are and will be entitled to the rights, remedies, and benefits provided for hereunder and under the Loan Documents and applicable law.

(d)     No Defaults. No Default or Event of Default has occurred. No Default or Event of Default is continuing.

(e)     Power and Authority. Such Obligated Party has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Amendment and under the Loan Agreement as amended by this Amendment.

(f)     Authorization of Agreements. The execution and delivery of this Amendment by such Obligated Party and the performance by the Obligated Parties of the Loan Agreement as amended hereby, have been duly authorized by all necessary action, and this Amendment has been duly executed and delivered by such Obligated Party.

(g)     Representations and Warranties in the Loan Agreement. Each Obligated Party confirms that, as of the date hereof, the representations and warranties contained in the Loan Agreement and each other Loan Document are true and correct in all material respects as set forth in the Loan Agreement or such other Loan Document (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it is true and correct as of such specific date), except as otherwise previously disclosed to Agent in writing.

The acknowledgements, confirmations, representations, warranties, and agreements made by the Obligated Parties above will survive the execution and delivery hereof.

ARTICLE IV

AMENDMENT FEE

Section 4.1     Amendment Fee. Upon execution hereof, Borrower shall pay to Agent, for the account of Agent and the Lenders, an amendment fee (the “Amendment Fee”) in the amount of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500), which, at Agent’s option, may be charged as an advance and a Revolving Loan under the Loan Agreement, and which fee is fully earned and payable as of the date of this Amendment and non-refundable for any reason.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1     Conditions Precedent. This Amendment shall not be binding upon the Lenders and Agent until each of the following conditions precedent has been satisfied in form and substance satisfactory to Agent and Agent has informed Borrower in writing that such conditions precedent have either been satisfied or waived by Agent:

(a)     The representations and warranties contained herein and in the Loan Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date (such representations and warranties being true and correct in all material respects as of the specified date relative thereto), except as otherwise previously disclosed to Agent in writing;

(b)     No Default or Event of Default shall have occurred and be continuing;

(c)     The Obligated Parties shall have delivered to Agent an executed counterpart of this Amendment;

(d)     The Obligated Parties shall have delivered to Agent a certificate of a duly authorized officer of each Obligated Party, certifying (i) that attached copies of such Obligated Party’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents;

(e)     The Obligated Parties shall have paid to Agent the Amendment Fee and all costs and expenses owed to and/or incurred by Agent arising in connection with this Amendment for which Agent has heretofore invoiced Borrower; and

(f)     All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Agent in its sole and absolute discretion.

ARTICLE VI

miscellaneous

Section 6.1     Loan Documents Unmodified. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Loan Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except as otherwise specifically provided in this Amendment. Subject to the terms of this Amendment, any Lien and/or security interest granted to the Lenders in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and the Loan Agreement and the other Loan Documents shall continue to secure the payment and performance of all of the Obligations. The parties hereto agree to be bound by the terms and conditions of the Loan Agreement and other Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment, and each reference herein or in any other Loan Document to the “Loan Agreement” or “Agreement” shall mean and be a reference to the Loan Agreement as amended and modified by this Amendment.

Section 6.2     Parties, Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Obligated Parties, the Lenders, Agent, and their respective successors and permitted assigns.

Section 6.3     Counterparts. This Amendment may be executed in counterparts, each of which taken together shall constitute one instrument. This Amendment may be executed and delivered by facsimile or electronic mail, and shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile or electronically delivered signature.

Section 6.4     Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.

Section 6.5     Expenses of the Lenders and Agent. Without limiting the terms and conditions of the Loan Documents, the Obligated Parties agree to pay on demand: (a) all costs and expenses incurred by the Lenders and Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Lenders’ or Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Lenders or Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Lenders’ or Agent’s legal counsel.

Section 6.6     Choice of Law; Jury Trial Waiver; Etc. This Amendment shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks). To the fullest extent not prohibited by Applicable Law, each of the parties hereto waives its right to a trial by jury, if any, in any action to enforce, defend, interpret, or otherwise concerning this Amendment. Without limiting the applicability of any other provision of this Amendment, the terms of Sections 14.15 and 14.16 of the Loan Agreement shall apply to this Amendment.

Section 6.7     Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

Section 6.8     Representation by Counsel. The Obligated Parties represent and warrant that they have been represented by independent counsel throughout their negotiation, review and execution of this Amendment.

Section 6.9     Jointly Drafted Agreement. This Amendment shall be construed as though each of Agent, the Lenders and the Obligated Parties participated equally in its drafting and, it shall be interpreted, wherever possible, to make it valid and effective. If any part of this Amendment is determined to be invalid, unenforceable or prohibited, only that part should be affected and the rest shall be enforced as written here.

Section 6.10     Acknowledgements and Release. Each Obligated Party hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by Agent or the Lenders of the Obligations on the date hereof; (b) to its knowledge, Agent and the Lenders have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) except to the limited extent expressly set forth in this Amendment, Agent and the Lenders do not waive, diminish or limit any term or condition contained in the Loan Agreement or any of the other Loan Documents. EACH OBLIGATED PARTY HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES AGENT AND THE LENDERS AND THEIR AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF ACTION WHATSOEVER (EACH A “CLAIM”) THAT SUCH OBLIGATED PARTY MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE HEREOF, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (I) OCCURRED PRIOR TO OR ON THE DATE HEREOF AND (II) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT.

EACH OBLIGATED PARTY INTENDS THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

EACH OBLIGATED PARTY ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.

SPORT CHALET, INC.,

a Delaware corporation

By:         /s/ Howard Kaminsky

Name:    Howard Kaminsky

Title:       EVP and CFO

SPORT CHALET VALUE SERVICES, LLC,

a Virginia limited liability company

By:        /s/ Howard Kaminsky

Name:   Howard Kaminsky

Title:     Manager

SPORT CHALET TEAM SALES, INC.,

a California corporation

By:        /s/ Howard Kaminsky

Name:   Howard Kaminsky

Title:      EVP and CFO

BANK OF AMERICA, N.A.

By:       /s/ Stephen J. King

Name:  Stephen J. King

Title:    Senior Vice President

ANNEX 1

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A.	$75,000,000